EXHIBIT 10.1

AMENDMENT NO. 1

TO

VOIS INC.

2009 Equity Compensation Plan

WHEREAS, On April 17, 2009, VOIS Inc. (the “Company”), adopted the 2009 Equity Compensation Plan (the “Plan”) covering 2,500,000 shares of Common Stock, as adjusted to 5,000,000; and

WHEREAS, on November 26, 2012, the Board of Directors of the Company pursuant to Section 11 of the Plan determined to amend the Plan to increase the number of shares authorized for issuance under the Plan to 50,000,000 shares (the “Amendment”);

WHEREAS, on November 26, 2012, by requisite vote of the stockholders of the Company, the Amendment was approved;

NOW, THEREFORE, the Plan is hereby amended as follows:

1. The first sentence of Section 4.1 of the Plan is hereby deleted in its entirety and superseded and replaced as follows:

“4.1 Number of Shares. The total number of shares of Common Stock reserved and available for issuance under the Plan shall be Fifty Million (50,000,000).”